    As filed with the Securities and Exchange Commission on April 29, 1999

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM S-8/S-3
                             REGISTRATION STATEMENT
 (Including registration of shares for resale by means of a Form S-3 Prospectus)
                                      Under
                           THE SECURITIES ACT OF 1933

                                   HI/FN, INC.
               (Exact name of issuer as specified in its charter)

              DELAWARE                              33-0732700
     (State of Incorporation)            (IRS Employer Identification No.)

                              750 University Avenue
                           Los Gatos, California 95032
                    (Address of principal executive offices)

                           1996 EQUITY INCENTIVE PLAN
                            (Full title of the plan)

                               Raymond J. Farnham
                       Chief Executive Officer hi/fn, inc.
                              750 University Avenue
                           Los Gatos, California 95032
                     (Name and address of agent for service)

                                 (408) 399-3500
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                             Steven E. Bochner, Esq.
                        WILSON SONSINI GOODRICH & ROSATI
                               650 Page Mill Road
                        Palo Alto, California 94304-1050

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                      AMOUNT        PROPOSED MAXIMUM            AMOUNT OF
           TITLE OF SECURITIES                         TO BE         OFFERING PRICE           REGISTRATION
            TO BE REGISTERED                        REGISTERED        PER SHARE(1)                 FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share
  Issued under 1996 Equity Incentive Plan            41,543           $1,726,630.94             $481.00
=============================================================================================================

(1) The price of $41.56 per share, which was the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on April 26, 1999, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

================================================================================

                                EXPLANATORY NOTE


   This Registration Statement on Form S-8/S-3 ("Registration Statement") is being filed pursuant to General Instruction E to Form S-8 for the purpose of registering these additional shares of Common Stock, which have been issued under hi/fn, inc.'s 1996 Equity Incentive Plan and are of the same class of Common Stock for which a registration statement on Form S-8 (Registration No. 333-68917) and a registration statement on Form S-8/S-3 (Registration No. 333-69149) relating to such 1996 Equity Incentive Plan are effective. The contents of hi/fn, inc.'s Registration Statement on Form S-8 (Registration No. 333-68917) and hi/fn, inc.'s registration statement on Form S-8/S-3 (Registration No. 333-69149) are hereby incorporated by reference. An aggregate of 41,543 shares are being registered hereby; the remaining 465,898 shares were registered on the Registration Statement on Form S-8/S-3 (Registration No. 333-69149) filed on December 17, 1998.

                                RESALE PROSPECTUS

                                   HI/FN, INC.

                      UP TO 507,441 SHARES OF COMMON STOCK

         WHICH THE SELLING STOCKHOLDERS MAY RESELL UNDER THIS PROSPECTUS


                                ----------------


   The stockholders of hi/fn, inc. ("hi/fn" or the "Company") listed below may offer and resell up to 507,441 shares of hi/fn common stock under this prospectus, for their own accounts. The Company will not receive any proceeds from the sale of the shares.

   The Company issued these shares to the selling stockholders under the Company's 1996 Equity Incentive Plan.

   The selling stockholders may offer their hi/fn common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. Such future prices are not currently known.

   The Company's common stock is quoted on the Nasdaq National Market under the symbol "HIFN." The last reported sale price of the Common Stock of hi/fn on the Nasdaq National Market on April 27, 1999 was $48.0625.



                       CONSIDER CAREFULLY THE RISK FACTORS
                     BEGINNING ON PAGE 3 IN THIS PROSPECTUS.

                                ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

                  The date of this prospectus is April 28, 1999

                                TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
         hi/fn                                                                   2
         Forward-Looking Statements                                              2
         Risk Factors                                                            3
         Selling Stockholders                                                    8
         Plan of Distribution                                                   10
         Information Incorporated by Reference                                  11
         Where to Find More Information About hi/fn                             12
         Indemnification and the SEC's Position on Enforceability               12


                                      HI/FN

   The Company's principal executive offices are located at 750 University Avenue, Los Gatos, California 95302. The telephone number at that location is
(408) 399-3500.

   We design, develop and market high-performance multi-protocol packet processors -- semiconductor devices designed to enable secure, high-bandwidth network connectivity and efficient storage of business information. Our packet processor products perform the computation-intensive tasks of compression and encryption/compression and public key cryptography, providing our customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. Our products are used in networking and storage equipment like routers, and back-up storage devices.

   In this prospectus, unless indicated otherwise, "hi/fn," the "Company," "we," "us" and "our" refer to hi/fn, inc.


                           FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated herein by reference contain forward-looking statements. The Company bases these statements on its current expectations, estimates and projections about its industry. Either the beliefs of management, or assumptions made by management, form the basis for those expectations, estimates and projections. The safe harbor created by Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") generally protects the Company and the selling stockholders from liability for these statements. You can often recognize such forward-looking statements by words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions.

   These forward-looking statements do not guarantee future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. The Risk Factors section following this paragraph sets forth some of such risks and uncertainties. The documents incorporated by reference may also set forth risks and uncertainties. These risks and uncertainties could cause actual results to differ materially and adversely from those discussed in the forward-looking statements. The Company undertakes no obligation to publicly update any of these forward-looking statements to reflect new information or future events.


                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

   This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

WE HAVE A LIMITED OPERATING HISTORY AS AN INDEPENDENT COMPANY.

   On August 14, 1996, we were incorporated by Stac, which transferred its semiconductor business to us in exchange for shares of our Preferred Stock and Common Stock. Because we are a relatively new company with a limited operating history, we may experience financial and other difficulties as we attempt to grow our business. For example, to expand our business we are increasing our research and development and other operating expenses. This increase in expenses will negatively affect our financial performance unless we are able to sustain and grow revenues. In making an investment decision, you should evaluate this risk, as well as the other difficulties and uncertainties frequently encountered by early stage companies that operate in competitive markets. If we are not able to evolve and expand our business, we may not remain profitable and therefore may not be able to sustain a viable business.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

   Our operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. This fluctuation is a result of a variety of factors including the following:

   o General business conditions in our markets as well as global economic uncertainty;

   o Reductions in demand for our customers' products;

   o The timing and amount of orders we receive from our customers;

   o Cancellations or delays of customer product orders;

   o Any new product introductions by us or our competitors;

   o Our suppliers increasing costs or changing the delivery of products to us;

   o Increased competition or reductions in the prices that we are able to charge;

   o The variety of the products that we sell as well as seasonal demand for our products; and

   o The availability of manufacturing capacity necessary to make our products.

   Our revenues and operating results depend upon the amount and timing of customer orders that we receive in a given quarter. In the past we have recognized a substantial portion of our revenues in the last month of a quarter. If this trend continues, any failure or delay to fulfill orders by the end of a particular quarter will harm our business, financial condition and results of operations. As a result of these and other factors, we believe that period-to-period comparisons of our historical results or operations are not a good predictor of our future performance. If our future operating results are below the expectations of stock market analysts, our stock price may decline.


WE DEPEND UPON A SMALL NUMBER OF CUSTOMERS.

   Quantum Corporation ("Quantum") accounted for approximately 61% and 70%, respectively, of our revenues in fiscal 1998 and 1997. Quantum is not under any binding obligation to order from us. If our sales to Quantum decline, our business, financial condition and results of operations could suffer. We expect that our most significant customers in the future could be different from our largest customers today for a number of reasons, including customers' deployment schedules and budget considerations. As a result, we believe we may experience significant fluctuations in our results of operations on a quarterly and an annual basis.

   Limited numbers of network and storage equipment vendors account for a majority of packet processor purchases in their respective markets. In particular, the market for network equipment that would include packet processors, such as routers, remote access concentrators and firewalls, is dominated by a few large vendors, including Ascend Communications, Inc., Cisco Systems, Inc., Lucent Technologies Inc., Nortel Networks, Inc. and 3Com Corporation. As a result, our future success will depend upon our ability to establish and maintain relationships with these companies. If these network equipment vendors do not incorporate our packet processors into their products, our business, financial condition and results of operations could suffer.

OUR BUSINESS DEPENDS UPON THE DEVELOPMENT OF THE PACKET PROCESSOR MARKET.

Our prospects are dependent upon the acceptance of packet processors as an alternative to other technology traditionally utilized by network and storage equipment vendors. Many of our current and potential customers have substantial technological capabilities and financial resources and currently develop internally the application specific integrated circuit components and program the general purpose microprocessors utilized in their products as an alternative to our packet processors. These customers may in the future continue to rely on these solutions or may determine to develop or acquire components, technologies or packet processors that are similar to, or that may be substituted for, our products. In order to be successful we must anticipate market trends and the price, performance and functionality requirements of such network and storage equipment vendors and must successfully develop and manufacture products that meet their requirements. In addition, we must make products available to these large customers on a timely basis and at competitive prices. If orders from customers are cancelled, decreased or delayed, or if we fail to obtain significant orders from new customers, or if any significant customer delays or fails to pay, our business, financial condition and results of operations could suffer.

OUR BUSINESS DEPENDS UPON THE CONTINUED GROWTH AND OUR PENETRATION OF THE VIRTUAL PRIVATE NETWORK MARKET.

   We want to be a leading supplier of packet processors that implement the network security protocols necessary to support the deployment of virtual private networks. In making an investment decision, you should consider the possibility that this market, which is still emerging, may not grow or that our products may not successfully serve this market. Our ability to generate significant revenue in the virtual private network market will depend upon, among other things, the following:

   o Our ability to demonstrate the benefits of our technology to distributors, original equipment manufacturers and end users; and

   o The increased use of the Internet by businesses as replacements for, or enhancements to, their private networks.

   If we are unable to penetrate the virtual private network market, or if that market fails to develop, our business, financial condition and results of operations could suffer.

WE FACE RISKS ASSOCIATED WITH EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL CHANGE.

   The markets in which we compete are characterized by rapidly changing technology, frequent product introductions and evolving industry standards. Our performance depends on a number of factors, including our ability to do the following:

   o Properly identify emerging target markets and related technological trends;

   o Develop and maintain competitive products;

   o Enhance our products by adding innovative features that differentiate our products from those of competitors;

   o Bring products to market on a timely basis at competitive prices; and

   o Respond effectively to new technological changes or new product announcements by others.

   Our past success has been dependent in part upon our ability to develop products that have been selected for design into new products of leading equipment manufacturers. However, the development of our packet processors is complex and, from time to time, we have experienced delays in completing the development and introduction of new products. We may not be able to adhere to our new product design and introduction schedules and our products may not be accepted in the market at favorable prices, if at all.

   In evaluating new product decisions, we must anticipate future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, competitive product offerings and industry standards. We must also continue to make significant investments in research and development in order to continue to enhance the performance and functionality of our products to keep pace with competitive products and customer demands for improved performance, features and functionality. The technical innovations required for us to remain competitive are complicated and require a significant amount of time and money. We may experience substantial difficulty in introducing new products and we may be unable to offer enhancements to existing products on a timely or cost-effective basis, if at all. For instance, the performance of our encryption/compression and public key processors depends upon the integrity of our security technology. If any significant advances in overcoming cryptographic systems are made, then the security of our encryption/compression and public key processors will be reduced or eliminated unless we are able to develop further technical innovations that adequately enhance the security of these products. Our inability to develop and introduce new products or enhancements directed at new industry standards could harm our business, financial condition and results of operations.


OUR MARKETS ARE HIGHLY COMPETITIVE.

   We compete in markets that are intensely competitive and are expected to become more competitive as current competitors expand their product offerings and new competitors enter the market. The markets in which we compete are subject to frequent product introductions with improved price-performance characteristics, rapid technological change, and the continued emergence of new industry standards. Our products compete with offerings from companies such as Analog Devices, Inc., Information Resource Engineering Inc., International Business Machines Corporation ("IBM"), Rainbow Technologies, Inc. and VLSI Technology, Inc. In 1994, Stac entered into two license agreements with IBM in which Stac granted IBM the right to use, but not sublicense, our patented compression technology in IBM hardware and software products. Stac also entered into a license agreement with Microsoft Corporation ("Microsoft") in 1994 whereby Stac granted Microsoft the right to use, but not sublicense, our compression technology in their software products. We expect significant future competition from major domestic and international semiconductor suppliers. Several established electronics and semiconductor suppliers have recently entered, or expressed an interest to enter, the network equipment market. We also may face competition from suppliers of products based on new or emerging technologies. Furthermore, many of our existing and potential customers internally develop solutions which attempt to perform all or a portion of the functions performed by our products.

   A key element of our packet processor architecture is our encryption technology. In order to export our encryption-related products, we must obtain a license from the U.S. Department of Commerce. Foreign competitors that are not subject to similar requirements have an advantage over us in their ability to rapidly respond to the requests of customers in the global market.

   Many of our current and prospective competitors offer broader product lines and have significantly greater financial, technical, manufacturing and marketing resources than us. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to promote the sale of their products. In particular, companies such as Intel Corporation, Lucent Technologies Inc., Motorola, Inc., National Semiconductor Corporation and Texas Instruments Incorporated have a significant advantage over us given their relationships with many of our customers, their extensive marketing power and name recognition and their much greater financial resources. In addition, current and potential competitors may decide to consolidate, lower the prices of their products or bundle their products with other products. Any of the above would significantly and negatively impact our ability to compete and obtain or maintain market share. If we are unable to successfully compete against our competitors, our business, results of operations and financial condition will suffer.

   We believe that the important competitive factors in our markets are the following:

   o Performance;

   o Price;

   o The time that is required to develop a new product or enhancements to existing products;

   o The ability to achieve product acceptance with major network and storage equipment vendors;

   o The support that exists for new network and storage standards;

   o Features and functionality;

   o Adaptability of products to specific applications;

   o Reliability; and

   o Technical service and support as well as effective intellectual property protection.

   If we are unable to successfully develop and market products that compete with those of other suppliers, our business, financial condition and results of operations could be harmed. In addition, we must compete for the services of qualified distributors and sales representatives. To the extent that our competitors offer distributors or sales representatives more favorable terms, these distributors and sales representatives may decline to carry, or discontinue carrying, our products. Our business, financial condition and results of operations could be harmed by any failure to maintain and expand our distribution network. See "Business -- Competition."


OUR BUSINESS DEPENDS UPON THE GROWTH OF THE NETWORK EQUIPMENT AND STORAGE EQUIPMENT MARKETS.

   Our success is largely dependent upon continued growth in the market for network security equipment, such as routers, remote access concentrators, switches, broadband access equipment, security gateways, firewalls and network interface cards. In addition, our success depends upon storage equipment vendors incorporating our packet processors into their systems. The network security equipment market has in the past and may in the future fluctuate significantly based upon numerous factors, including the lack of industry standards, adoption of alternative technologies, changes in capital spending levels and general economic conditions. We are unable to determine the rate or extent to which these markets will grow, if at all. Any decrease in the growth of the network or storage equipment markets or a decline in demand for our products could harm our business, financial condition and results of operations.


OUR OPERATING RESULTS HAVE BEEN SUBSTANTIALLY DEPENDENT ON ONE PRODUCT FAMILY.

   Historically, substantially all of our revenue has come from sales of our compression processor products which accounted for 84%, 88% and 89% of revenue in the fiscal years ended September 30, 1998, 1997 and 1996. A significant decline in revenue from our compression processor products, which is not adequately replaced by increased sales of our encryption/compression and public key processors, would harm our business, financial condition and results of operations.


OUR SUCCESS DEPENDS UPON PROTECTING OUR INTELLECTUAL PROPERTY.

   Our proprietary technology is critical to our future success. We rely in part on patent, trade secret, trademark, maskwork and copyright law to protect our intellectual property. We own 12 United States patents and four foreign patents. We also have two pending patent applications in Japan. Our patents and patent applications cover various aspects of our compression technology and have expiration dates ranging from 2006 to 2013. Patents may not issue under our current or future patent applications, and the patents issued under such patent applications could be invalidated, circumvented or challenged. In addition, third parties could make infringement claims against us in the future. Such infringement claims could result in costly litigation. We may not prevail in any such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms, if at all. Regardless of the outcome, an infringement claim would likely result in substantial cost and diversion of our resources. Any infringement claim or other litigation against us or by us could harm our business, financial condition and results of operations. The patents issued to us may not be adequate to protect our proprietary rights, to deter misappropriation or to prevent an unauthorized third party from copying our technology, designing around the patents we own or otherwise obtaining and using our products, designs or other information. In addition, others could develop technologies that are similar or superior to our technology.

   We also claim copyright protection for certain proprietary software and documentation. We attempt to protect our trade secrets and other proprietary information through agreements with our customers, employees and consultants, and through other security measures. However, our efforts may not be successful. Furthermore, the laws of certain countries in which our products are or may be manufactured or sold may not protect our products and intellectual property. See "Business -- Intellectual Property."


THE LENGTH OF TIME IT TAKES TO DEVELOP OUR PRODUCTS AND MAKE A SALE TO OUR CUSTOMERS MAY IMPAIR OUR OPERATING RESULTS.

   Our customers typically take a long time to evaluate our products. In fact, it usually takes our customers three to six months or more to test our products with an additional nine to 18 months or more before they commence significant production of equipment incorporating our products. As a result of this lengthy sales cycle, we may experience a delay between increasing expenses for research and development and sales and marketing efforts, on the one hand, and the generation of higher revenues, if any, on the other hand. In addition, the delays inherent in such a lengthy sales cycle raise additional risks of customer decisions to cancel or change product plans, which could result in the loss of anticipated sales. Our business, financial condition and results of operations could suffer if customers reduce or delay orders or choose not to release products using our technology.


WE DEPEND UPON INDEPENDENT MANUFACTURERS AND LIMITED SOURCES OF SUPPLY.

   We rely on subcontractors to manufacture, assemble and test our packet processors. We currently subcontract our semiconductor manufacturing to Atmel Corporation, Motorola, Inc. and Toshiba Corporation. Since we depend upon independent manufacturers, we do not directly control product delivery schedules or product quality. None of our products are manufactured by more than one supplier. Since the semiconductor industry is highly cyclical, foundry capacity has been very limited at times in the past and may become limited in the future.

   We depend on our suppliers to deliver sufficient quantities of finished products to us in a timely manner. We place orders on a purchase order basis and do not have long-term volume purchase agreements with any of our suppliers. As a result, our suppliers may allocate production capacity to other products while reducing deliveries to us on short notice. For example, in June 1995, one of our suppliers delayed the delivery of one of our products. As a result, we switched production of the product to a new manufacturer. This caused a three month delay in shipments to customers. We also experienced yield and test anomalies on a different product manufactured by another subcontractor that could have interrupted our customer shipments. In this case, the manufacturer was able to correct the problem in a timely manner and customer shipments were not affected. The delay and expense associated with qualifying a new supplier or foundry and commencing volume production can result in lost revenue, reduced operating margins and possible harm to customer relationships. The steps required for a new manufacturer to begin production of a semiconductor product include:

   o Adapting our product design, if necessary, to the new manufacturer's process;

   o Creating a new mask set to manufacture the product;

   o Having the new manufacturer prepare sample products so we can verify the product specification; and

   o Providing sample products to customers for qualification.

   In general, it takes from three to six months for a new manufacturer to begin full-scale production of one of our products. We could have similar or more protracted problems in the future with existing or new suppliers.

   Toshiba Corporation manufactures products for us in plants located in Asia. To date, the financial and stock market dislocations that have occurred in the Asian financial markets have not harmed our business. However, present or future dislocations or other international business risks, such as currency exchange fluctuations or recessions, could force us to seek new suppliers. We must place orders approximately 12 to 14 weeks in advance of expected delivery. This limits our ability to react to fluctuations in demand for our products, and could cause us to have an excess or a shortage of inventory of a particular product. In addition, if global semiconductor manufacturing capacity does not increase as quickly as demand, foundries could allocate available capacity to larger customers or customers with long-term supply contracts. If we cannot obtain adequate foundry capacity at acceptable prices, or our supply is interrupted or delayed, our product revenues could decrease or our cost of revenues could increase. This could harm our business, financial condition and results of operations.

   We regularly consider using smaller semiconductor dimensions for each of our products to reduce costs. We have begun to decrease the dimensions in our new product designs, and believe that we must do so to remain competitive. We may have difficulty decreasing the dimensions of our products since, in the future, we may change our supply arrangements to assume more product manufacturing responsibilities. We may subcontract for wafer manufacturing, assembly and test rather than purchase finished products. However, there are additional risks associated with manufacturing, including variances in production yields, the ability to obtain adequate test and assembly capacity at reasonable cost and other general risks associated with the manufacture of semiconductors. We may also enter into volume purchase agreements that require us to commit to minimum purchase levels and which may require up-front investments. If we fail to effectively assume greater manufacturing responsibilities or manage volume purchase arrangements, our business, financial condition and results of operations will suffer. See "Business -- Manufacturing."

NETWORK AND STORAGE EQUIPMENT PRICES TYPICALLY DECREASE.

   Average selling prices in the networking, storage and semiconductor industries have rapidly declined due to many factors, including:

   o Rapidly changing technologies;

   o Price-performance enhancements; and

   o Product obsolescence.

   The decline in the average selling prices of our products may cause substantial fluctuations in our operating results. We anticipate that the average selling prices of our products will decrease in the future due to product introductions by our competitors, price pressures from significant customers and other factors. Therefore, we must continue to develop and introduce new products that incorporate features which we can sell at higher prices. If we fail to do so, our revenues and gross margins could decline, which would harm our business, financial condition and results of operations.


WE FACE PRODUCT RETURN, PRODUCT LIABILITY AND PRODUCT DEFECT RISKS.

   Complex products such as ours frequently contain errors, defects and bugs when first introduced or as new versions are released. We have discovered such errors, defects and bugs in the past. Delivery of products with production defects or reliability, quality or compatibility problems could hinder market acceptance of our products. This could damage our reputation and harm our ability to attract and retain customers. Errors, defects or bugs could also cause interruptions, delays or a cessation of sales to our customers. We would have to expend significant capital and resources to remedy these problems. Errors, defects or bugs could be discovered in our new products after we begin commercial production of them, despite testing by us and our suppliers and customers. This could result in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from our other development efforts, claims by our customers or others against us or the loss of credibility with our current and prospective customers. Any such event would harm our business, financial condition and results of operations.


WE FACE ORDER AND SHIPMENT UNCERTAINTIES.

   We generally make our sales under individual purchase orders that may be canceled or deferred by customers on short notice without significant penalty, if any. Cancellation or deferral of product orders could cause us to hold excess inventory, which could harm our profit margins and restrict our ability to fund our operations. We recognize revenue upon shipment of products to our customers, net of an allowance for estimated returns. An unanticipated level of returns could harm our business, financial condition and results of operations.


WE DEPEND UPON KEY PERSONNEL.

   Our success greatly depends on the continued contributions of our key management and other personnel, many of whom would be difficult to replace. We do not have employment contracts with any of our key personnel, nor do we maintain any key man life insurance on any of our personnel. Several members of our management team have joined us in the last 12 months. It may be difficult for us to integrate new members of our management team. We must also attract and retain experienced and highly skilled engineering, sales and marketing and managerial personnel. Competition for such personnel is intense in the geographic areas and market segments in which we compete, and we may not be successful in hiring and retaining such people. If we lose the services of any key personnel, or cannot attract or retain qualified personnel, particularly engineers, our business, financial condition and results of operations could suffer. In addition, companies in technology industries whose employees accept positions with competitors have in the past claimed that their competitors have engaged in unfair competition or hiring practices. We could receive such claims in the future as we seek to hire qualified personnel. These claims could result in material litigation. We could incur substantial costs in defending against any such claims, regardless of their merits.


OUR RAPID GROWTH MAY STRAIN OUR OPERATIONS.

   We have experienced a period of rapid growth and expansion which has placed, and continues to place, a significant strain on our resources. To accommodate this growth, we must implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of the accounting and other internal management systems which were provided by Stac. This may require substantial management effort, and our efforts to do so may not be successful. In addition, we have had to hire additional employees to accommodate this growth and our product development activities. This has resulted in increased responsibilities for our management. Our systems, procedures and controls may not be adequate to support our operations. If we fail to improve our operational, financial and management information systems, or to hire, train, motivate or manage our employees, our business, financial condition and results of operations could suffer.


OUR PRODUCTS ARE SUBJECT TO EXPORT RESTRICTIONS.

   The encryption algorithms embedded in our products are a key element of our packet processor architecture. These products are subject to U.S. Department of Commerce export control restrictions. Our network equipment customers may only export products incorporating encryption technology if they obtain an export license. These U.S. export laws also prohibit the export of encryption products to a number of countries deemed by the U.S. to be hostile. U.S. export regulations regarding the export of encryption technology require either a transactional export license or the granting of Department of Commerce commodity jurisdiction. These restrictions may make foreign competitors facing less stringent controls on their products more competitive in the global market than our network equipment customers. The U.S. government may not approve any pending or future export license requests. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised, and laws limiting the domestic use of encryption could be enacted. The sale of our packet processors could be harmed by the failure of our network equipment customers to obtain the required licenses or by the costs of compliance.


WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL BUSINESS ACTIVITIES.

   We sell most of our products to customers in the United States. If our international sales increase, we may encounter risks inherent in international operations. All of our international sales to date are denominated in U.S. dollars. As a result, if the value of the U.S. dollar increases relative to foreign currencies, our products could become less competitive in international markets. We also obtain some of our manufacturing, assembly and test services from suppliers located outside the United States. International business activities could be limited or disrupted by any of the following:

   o The imposition of governmental controls;

   o Export license requirements;

   o Restrictions on the export of technology;

   o Currency exchange fluctuations;

   o Political instability;

   o Financial and stock market dislocations;

   o Trade restrictions; and

   o Changes in tariffs.

   Demand for our products also could be harmed by seasonality of international sales and economic conditions in our primary overseas markets. These international factors could harm future sales of our products to international customers and our business, financial condition and results of operations in general.


YEAR 2000 ISSUES MAY HARM OUR BUSINESS.

   Many existing computer systems and applications, and other control devices, use only two digits to identify a year. These programs were designed without considering the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We utilize software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the Year 2000 phenomenon, such as financial systems (including accounts payable and payroll modules), customer services, networks and telecommunications equipment and end products. We rely on external systems of business enterprises such as customers, suppliers, financial organizations, and on governmental entities, both domestic and international, for accurate exchange of data. Even if our internal systems are not materially affected by Year 2000 issues, we could be affected by disruptions in the operation of entities with which we interact. Despite our efforts to address the Year 2000 impact on our internal systems and business operations, this impact could disrupt our business and our business, financial condition and results of operations could suffer. Our efforts to address this issue are described in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues."

   Customers' purchasing plans could be affected by Year 2000 issues as they may need to expend significant resources to correct their existing systems. This situation may result in reduced funds available to purchase our products.

WE FACE RISKS ASSOCIATED WITH ACQUISITIONS.

   We continually evaluate strategic acquisitions of businesses and technologies that would complement our product offerings or enhance our market coverage or technological capabilities. We are not currently negotiating any acquisitions, but we may make acquisitions in the future. Future acquisitions could be effected without stockholder approval, and could cause us to dilute shareholder equity, incur debt and contingent liabilities and amortize acquisition expenses related to goodwill and other intangible assets, any of which could harm our operating results and/or the price of our Common Stock.
Acquisitions entail numerous risks, including:

   o Difficulties in assimilating acquired operations, technologies and products;

   o Diversion of management's attention from other business concerns;

   o Risks of entering markets in which we have little or no prior experience;
     and

   o Loss of key employees of acquired organizations.

   We may not be able to successfully integrate businesses, products, technologies or personnel that we acquire. If we fail to do so, our business, financial condition and results of operations could suffer.

   In addition, if we are a party to a transaction or series of transactions that result in 50% or more of our outstanding stock being transferred to one or more persons, the IRS may claim that our spin-off from Stac was a taxable event to Stac and its stockholders. Under the Tax Allocation and Indemnity Agreement that we entered into with Stac, we may be obligated to pay the taxes of Stac if we caused the spin-off to be a taxable event. Our cash flows, business, financial condition and results of operations would suffer if we became liable for any such tax liability. See "Recent Spin-Off and Relationship with Stac."


THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY MAY HARM OUR BUSINESS.

   The semiconductor industry has experienced significant downturns and wide fluctuations in supply and demand. The industry has also experienced significant fluctuations in anticipation of changes in general economic conditions. This has caused significant variances in product demand, production capacity and rapid erosion of average selling prices. Industry-wide fluctuations in the future could harm our business, financial condition and results of operations.


WE FACE CERTAIN RISKS AS A RESULT OF OUR SPIN-OFF FROM STAC.

   On December 8, 1998, Stac received a private letter ruling from the Internal Revenue Service ("IRS") stating, among other things, that the distribution of our Common Stock held by Stac on December 16, 1998 to Stac stockholders would not result in recognition of taxable income or gain to Stac or its stockholders under Section 355 of the Internal Revenue Code of 1986, as amended ("Code") (except to the extent of cash received in lieu of fractional shares). A tax ruling, while generally binding upon the IRS, is subject to certain factual representations and assumptions. If the factual representations and assumptions made by Stac were incorrect in a material respect, the rights of taxpayers to rely on a tax ruling or Stac's ability to rely on the tax opinion would be jeopardized.

   If the distribution were not to constitute a tax-free spin-off, then Stac would be treated as recognizing a taxable gain equal to the difference between
(i) the fair market value of our Common Stock that was distributed to Stac stockholders on December 16, 1998 and (ii) Stac's adjusted basis of such Common Stock. In addition, under the consolidated tax return rules of the Code, each member of Stac's consolidated group (including Hi/fn) would be severally liable for such tax liability. Furthermore, in connection with the spin-off we entered into a Tax Allocation and Indemnity Agreement with Stac whereby each of us agreed that if either party took actions after the spin-off that caused Section 355(e) of the Code to apply to Hi/fn's Common Stock, then whichever party first caused Section 355(e) of the Code to apply to Hi/fn's Common Stock would be obligated to bear all taxes of Stac resulting from such action. Under recently enacted Section 355(e) of the Code, if the spin-off were considered to be part of a plan or series of related transactions (a "Plan") in which, after the spin-off, a 50% or greater interest in Hi/fn or Stac was acquired by one or more persons, the IRS would claim that the spin-off was taxable at the corporate level. Although neither we nor Stac believes the spin-off is part of a Plan to effect a 50% change in ownership of either Hi/fn or Stac, the IRS has issued no guidance on the definition of a Plan and for the first two years following the spin-off, any cumulative 50% change of ownership within the two-year period will be rebuttably presumed to be the result of a Plan. Our cash flows, business, financial condition and results of operations would suffer if we became liable for any such tax liability. See "Recent Spin-Off and Relationship with Stac."


MANAGEMENT AND CERTAIN STOCKHOLDERS CAN EXERCISE SIGNIFICANT
INFLUENCE OVER HI/FN.

   The present executive officers and directors and certain other stockholders will beneficially own approximately 28% of our outstanding Common Stock immediately following this offering. These stockholders, if acting together, would be able to significantly influence all matters requiring approval of our stockholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal and Selling Stockholders."


FUTURE SALES OF SHARES COULD AFFECT OUR STOCK PRICE.

If our stockholders sell substantial amounts of our Common Stock (including shares issued upon the exercise of outstanding options) in the public market following this offering, the market price of our Common Stock could fall. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price we deem appropriate. Upon completion of this offering, we will have outstanding 8,156,781 shares of Common Stock (based upon shares outstanding as of December 31, 1998) assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after December 31, 1998. Of these shares, 6,560,893 are currently eligible for sale in the public market. After the lock-up agreements with the underwriters expire 120 days from the date of this prospectus (or earlier if the underwriters terminate the lock-up agreements before the lock-up period ends), an additional 1,595,888 shares will be eligible for public sale, subject to the volume limitations and other conditions of Rule 144. These share numbers exclude 1,545,887 shares subject to outstanding stock options and 947,262 shares reserved for future issuance under our stock plans as of December 31, 1998.


OUR STOCK PRICE MAY BE VOLATILE.

   The market price of our Common Stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations and the market prices of the securities of technology-related companies including networking, storage and semiconductor companies have been especially volatile. Such fluctuations can result from:

   o Quarterly variations in operating results;

   o Announcements of new products by us or our competitors;

   o The gain or loss of significant customers;

   o Changes in analysts' estimates;

   o Short-selling of our Common Stock; and

   o Events affecting other companies that investors deem to be comparable to us.

   Investors may be unable to resell their shares of our Common Stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources. See "Price Range of Common Stock."


OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER.

   Our Certificate of Incorporation and Bylaws contain provisions which may discourage takeover attempts, including transactions in which stockholders might receive a premium for their shares. This may limit stockholders' ability to approve a transaction that stockholders may think is in their best interests. Such provisions include:

   o A requirement that certain procedures must be followed before matters can be proposed for consideration at meetings of our stockholders;

   o The ability of the Board of Directors to fix the rights and preferences of and issue 10,000,000 shares of Preferred Stock without stockholder action; and

   o A classified Board of Directors.

   Provisions of the Delaware General Corporation Law also restrict certain business combinations with interested stockholders. The provisions of our Certificate of Incorporation and Bylaws and of Delaware law are intended to encourage potential acquirers to negotiate with us and allow the Board the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, such provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price. See "Description of Capital Stock."

   In addition, if we are a party to a transaction or series of transactions that result in 50% or more of our outstanding stock being transferred to one or more persons, the IRS may claim that our spin-off from Stac was a taxable event to Stac and its stockholders. Under the Tax Allocation and Indemnity Agreement that we entered into with Stac, we may be obligated to pay the taxes of Stac if we caused the spin-off to be a taxable event. Our cash flows, business, financial condition and results of operations would suffer if we became liable for any such tax liability. See "Recent Spin-Off and Relationship with Stac."


MANAGEMENT HAS BROAD DISCRETION IN THE USE OF PROCEEDS.

   After repaying the $5.0 million short-term loan we received from Stac prior to our spin-off from Stac, we plan to use the proceeds from this offering primarily for working capital and general corporate purposes. Therefore, we will have discretion as to how we will spend the proceeds, which could be in ways with which the stockholders may not agree. We cannot predict that the proceeds will be invested to yield a favorable return. See "Use of Proceeds."


WE DO NOT PLAN TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

   We intend to retain any future earnings to finance the growth and development of our business. We no not plan to pay cash dividends in the foreseeable future. See "Dividend Policy."



                              SELLING STOCKHOLDERS

The selling stockholders acquired beneficial ownership of all the shares listed below through stock options granted under the Company's 1996 Equity Incentive Plan. The following table shows, in each case as of December 16, 1998:

   o the name of each selling stockholder;

   o how many shares the selling stockholder beneficially owns;

   o how many shares the selling stockholder can resell under this prospectus;
     and

   o assuming a selling stockholder sells all shares listed next to his or her name, how many shares the selling stockholder will beneficially own after completion of the offering.

   The Company may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.

                                                 SHARES WHICH MAY
                                   SHARES          BE SOLD UNDER
                                BENEFICIALLY            THIS               SHARES BENEFICIALLY OWNED
     SELLING STOCKHOLDER          OWNED(1)           PROSPECTUS                  AFTER OFFERING
     -------------------        ------------     ----------------          -------------------------
       Darren Bell(2)               7,291               3,125                        4,166
       Mark Birman(2)              35,000              35,000                            0
        John Brown(2)               6,927               5,104                        1,823
      Chih-Ming Chen(2)             6,000               4,666                        1,334
   Jeffrey Chrzanowski(3)           2,108               2,108                            0
        Ian C. Clark                  100                 100                            0
      Jennifer C. Clark               100                 100                            0
      Kimberly M. Clark               100                 100                            0

       Timothy Clark(2)             2,356               2,356                            0
     Collmeyer Family Trust        93,750              93,750                            0
    Stephen Craig Collmeyer        18,750              18,750                            0
     Stephen A. Farnow(5)          47,076              39,750                        7,326
      Sandra Ferguson(2)            1,666                 100                        1,566
       Robert Friend(2)             5,624               4,375                        1,249
      Jonathan Levitt(3)            2,500               2,500                            0
        Robert Lutz(2)             21,232               5,000                       16,232
          Davis Ly(3)               1,875               1,875                            0
     Robert A. Monsour(6)          56,250              56,250                            0
       Alexandria Moore                10                  10                            0
      Chase Mathew Moore               10                  10                            0
         Dominic Moore                 10                  10                            0
        J. Hunter Moore                10                  10                            0
        Karla Moore (3)               312                 312                            0
     Barbara S. Newlon(2)           2,291                 500                        1,791
       Cheryl Poland(3)            16,862              16,862                            0
     Quantum College Trust         75,000              75,000                            0
      Cheryl Anne Sankary          18,750              18,750                            0
      Michael Scruggs(2)           12,135               4,687                        7,448
        Amy Lea Smiley             18,750              18,750                            0
      William Tanksley(2)           1,750                 758                          992
        Kathryn Walker             12,500              12,500                            0
Paul Walker and Leslie Walker,     11,432               9,800                        1,632
       Joint Tenants(2)
     William R. Walker(7)          25,000              25,000                            0
    Dale and Anita Waltz(2)        27,083              12,500                       14,583
      Brandon James Waluk              52                  52                            0
      Dominique Waluk(2)            2,356               1,939                          417
       Jan Michael Waluk               52                  52                            0
        Ann Wehling(3)                750                 750                            0
          Susan White              12,500              12,500                            0
        Walt Wolman(2)             11,626               5,016                        6,610
         Dixon Wong(2)             28,125              16,664                       11,461

---------------

(1) The Company has calculated the number and percentage of shares each selling stockholder "beneficially owns" in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership as defined in Rule 13d-3 does not necessarily indicate beneficial ownership for any other purpose. Under Rule 13d-3, a person beneficially owns all shares as to which they have either sole or shared voting power or sole or shared investment power, as well as all shares which they have the right to acquire within 60 days of the calculation date by exercising any stock option or other right. Since the list above speaks as of April 15, 1999, beneficial ownership therefore includes all shares which the selling stockholder has the right to acquire within 60 days of April 15, 1999 (i.e. on or before June 14, 1999).

(2) As of the date of this prospectus, the selling stockholder is employed by the Company.

(3) The selling stockholder was previously employed by the Company.

(4) As of the date of this prospectus, Mr. Farnow serves as the Company's Vice President of Operations.

(5) As of the date of this prospectus, Mr. Monsour serves as the Company's Vice President of Marketing.

(6) As of the date of this prospectus, Mr. Walker serves as the Company's Vice President of Finance, Chief Financial Officer and Secretary.

(7) The selling stockholder received shares by means of a gift.


                              PLAN OF DISTRIBUTION

   The Company has been advised by the selling stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in the Nasdaq National Market and that sales will be made at prices prevailing in the Nasdaq National Market at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the selling stockholders may choose to dispose of the shares offered hereby by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

   Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if such broker acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

   The Company has advised the selling stockholders that Regulation M promulgated under the Exchange Act may apply to sales in the market and has informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

   Upon the Company's being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the selling stockholders, the commissions paid or discounts or concessions allowed by the selling stockholders to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus.

   Any securities covered by this prospectus which qualify for sale pursuant to Rules 144 and 701 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be an "affiliate" of the Company, is entitled to sell within any three month period "restricted shares" beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in shares of Common Stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from the Company or an affiliate of the Company. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding the Company. However, a person who has not been an "affiliate" of the Company at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least one year has elapsed since such shares were acquired from the Company or an affiliate of the Company. In general, under Rule 701 as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

   There can be no assurance that the selling stockholders will sell any or all of the shares of Common Stock offered hereunder.

                            INFORMATION INCORPORATED BY REFERENCE

   This prospectus incorporates by reference the following documents and information, all of which the Company has filed in the past with the Securities and Exchange Commission ("SEC"):

o hi/fn's Registration Statement on Form 10 (File No. 0-24765) filed December 8, 1998.

o hi/fn's Registration Statement on Form S-8 (Registration No. 333-68917) filed December 15, 1998.

o hi/fn's Registration Statement on Form S-8/S-3 (Registration No. 333-69149) filed December 17, 1999.

o  hi/fn's Quarterly Report on Form 10-Q filed February 16, 1999.

o hi/fn's Registration Statement on Form S-3 (File No. 333-72537) filed February 17, 1999 as declared effective on March 25, 1999.


   Unless the Company has filed a post-effective amendment to the registration statement under the Securities Act which contains this prospectus indicating that all of the shares have been sold or which deregisters all shares then remaining unsold, all documents which the Company subsequently files under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such documents.

   The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been or may be incorporated by reference in this prospectus. Direct any request for such copies by writing or telephoning us at the following address: hi/fn, inc., 750 University Avenue, Los Gatos, California 95032; the telephone number is (408) 399-3500.


                   WHERE TO FIND MORE INFORMATION ABOUT HI/FN

   The Company is required to file special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

   This prospectus contains information concerning the Company and the sale of its Common Stock by the Selling Stockholders, but does not contain all the information set forth in the Registration Statement on Form S-8/S-3 which the Company has filed with the SEC under the Securities Act. Statements made in this Prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and such statement shall be deemed qualified in its entirety by reference thereto. The Registration Statement, including various exhibits, may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the SEC's office in Washington, D.C.


            INDEMNIFICATION AND THE SEC'S POSITION ON ENFORCEABILITY

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers. This may under certain circumstances include indemnification for liabilities arising under the Securities Act as well as for expenses incurred in that regard. The Company's Certificate of Incorporation and Bylaws provide for the indemnification of present and former directors, officers, employees and agents of the Company to the maximum extent permitted by the Delaware General Corporation Law. The Company has also entered into, or will enter into, Indemnification Agreements with its officers and directors.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                   HI/FN, INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. INCORPORATION OF DOCUMENTS BY REFERENCE.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

        The following documents and information previously filed with the Securities and Exchange Commission by hi/fn, inc. (the "Company") are hereby incorporated by reference in this Registration Statement:

        (1) The Company's Registration Statement Form 10 filed on August 7, 1998, as amended.

        (2) The Company's Registration Statement on Form S-8 (File No. 333-68917) filed on December 15, 1998.

        (3) The Company's Registration Statement on Form S-8/S-3 (File No. 333-69149) filed on December 17, 1998.

        (4) The Company's Quarterly Report on Form 10-Q filed on February 16, 1999.

        (5) The Company's Registration Statement on Form S-3 (File No. 333-72537) filed February 17, 1999 and declared effective on March 25, 1999.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the Company, hi/fn, inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on this 28th day of April, 1999.



                                      hi/fn, inc.


                                      By: /s/ Raymond J. Farnham
                                         -----------------------------------
                                          Raymond J. Farnham
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY


   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond J. Farnham and William R. Walker, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8/S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                  TITLE                                DATE
               ---------                                  -----                                ----

/s/ Raymond J. Farnham                   President and Chief Executive Officer            April 28, 1999
------------------------------------     (Principal Executive Officer), Director
Raymond J. Farnham                       and Chairman of the Board


/s/ William R. Walker                    Vice President of Finance and Chief              April 28, 1999
------------------------------------     Financial Officer (Principal Financial and
William R. Walker                        Accounting Officer) and Secretary


/s/ Douglas L. Whiting                   Chief Technology Officer and Director            April 28, 1999
------------------------------------
Douglas L. Whiting


/s/ Taher Elgamal                                      Director                           April 28, 1999
------------------------------------
Taher Elgamal, Ph.D.


/s/ Robert W. Johnson                                  Director                           April 28, 1999
------------------------------------
Robert W. Johnson


/s/ Albert E. Sisto                                    Director                           April 28, 1999
------------------------------------
Albert E. Sisto

                                INDEX TO EXHIBITS



                                                                              SEQUENTIALLY
EXHIBIT                                                                         NUMBERED
NUMBER                                 DESCRIPTION                                PAGE
-------                                -----------                            -------------
  5.1      Opinion of Counsel as to legality of securities being registered

 23.1      Consent of Independent Accountants

 23.2      Consent of Counsel (contained in Exhibit 5.1)

 24.1      Power of Attorney (see Page II-3)























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